EXHIBIT 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus  of Icahn Enterprises L.P. for the registration of senior notes and to the incorporation by reference therein of our report dated March 31, 2010, with respect to the consolidated financial statements of JMBS Casino, LLC for the year ended December 31, 2009, which is included in Icahn Enterprises L.P.’s  Form 8-K/A dated April 13, 2010 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada
April 13, 2010